Filed pursuant to rule 424(b)(3)
Registration No. 333-160170

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 8, 2009)

Range Resources Corporation

212,182 SHARES
COMMON STOCK

This prospectus supplement relates to up to 212,182 shares of our common stock that we issued to the selling stockholder named under “Selling Stockholders” in exchange for the assignment of certain oil and gas and mineral leases in Pennsylvania. We closed this acquisition on November 17, 2009.

This prospectus supplement and the related prospectus may be used to resell our common stock only by the selling stockholder named under “Selling Stockholder” and its permitted transferees. Following the issuance of an aggregate of 212,182 shares of common stock in connection with the acquisition transaction, the selling stockholder in the aggregate will own less than 1% of our total outstanding common stock as of the date of this prospectus supplement. We have not authorized any other person to use this prospectus supplement or the accompanying prospectus in connection with the resales of common stock without our prior written consent.

Our common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “RRC” We have listed the common stock offered by this prospectus supplement on the NYSE. The last reported sales price of our common stock on the NYSE on November 16, 2009 was $48.96 per share.

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 3 of the accompanying base prospectus, and the section entitled “Risk Factors” in our most recently filed Annual Report on Form 10-K for a discussion of the material risk involved in investing in our securities. See “Where you can Find More Information” on Page 17 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2009

SELLING STOCKHOLDER

This prospectus supplement covers the offering for resale of up to 212,182 shares of common stock by the selling stockholder. The selling stockholder may sell all, some or none of the shares of common stock covered by this prospectus supplement. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the shares of common stock offered by this prospectus supplement. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholder.

No such sales may occur unless the registration statement of which this prospectus supplement is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares of common stock. We are required to update the related prospectus to reflect material developments in our business, financial position and results of operations.

The following table sets forth, the name of the selling stockholder, the number of shares of common stock owned and the percentage of shares of common stock outstanding owned by the selling stockholder prior to the offering, the number of shares of common stock being offered for the selling stockholder’s account, and the amount to be owned and the percentage of shares of common stock outstanding owned by the selling stockholder following the completion of the offering (assuming the selling stockholder sells all of the shares of common stock covered by this prospectus supplement). The percentages of shares of common stock outstanding have been calculated based on 157,878,290 shares of common stock outstanding as of November 13, 2009. The selling stockholder selling in connection with the prospectus supplement has not held any position or office with, been employed by or otherwise had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus supplement.

We have prepared the table and the related notes based on information supplied to us by the selling stockholder. We have not sought to verify such information. Additionally, the selling stockholder may have sold or transferred some or all of the shares of common stock listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling stockholder may change over time.

Shares of Common Stock
	Owned Prior to This Offering				Number of Shares of
	Number of Shares of	Percentage of		Shares of	Common Stock
	Common Stock	Common Stock		Common Stock	Beneficially
	Beneficially	Beneficially		That May be Sold	Owned Following
Name of Selling Stockholder	Owned	Owned		in This Offering	This Offering

Mountain V Oil & Gas, Inc.	212,182		*	212,182	0
Total	212,182		*	212,182	0

*	Less than 1%

(1)	Representatives of Mountain V Oil & Gas, Inc. have advised us that S. Michael Shaver, President Director and owner of a majority of the shares of Mountain V Oil & Gas, Inc., Judith A. Shaver, Secretary , Director and Owner of the non-voting shares of Mountain V. Oil & Gas, Inc. and Greg Hicks, Vice President and Director are the natural persons who hold the voting and dispositive power with respect to the Common Stock held by Mountain V Oil & Gas, Inc.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act if such selling security holder (a) did not acquire its shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Because the selling stockholder may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholder upon the termination of any particular offering by the selling stockholder. Please refer to “Plan of Distribution.”

PROSPECTUS
$200,000,000

Range Resources Corporation
COMMON STOCK

By this prospectus, from time to time, we may offer and sell up to $200,000,000 of shares of our common stock in amounts and at prices we will determine at the time of our acquisitions of businesses, assets (including mineral interests) or securities of other companies by us or our subsidiaries, whether by purchase, merger or any other form of acquisition or business combination.

The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities we may acquire. We may structure business acquisitions in a variety of ways, including, but not limited to, acquiring stock, other equity interests or assets of the acquired business, merging the acquired business with us or one of our subsidiaries or acquiring the acquired business through one of our subsidiaries. We expect that the price of the shares we issue will be reasonably related to their market price, either when we tentatively or finally agree to the particular terms of the acquisition, when we issue the shares, when the acquisition is completed or during some other negotiated period, and may be based on average market prices or otherwise. We may issue shares at fixed offering prices, which may be changed, or at other negotiated prices. We do not expect to receive any cash proceeds when we issue common stock offered by this prospectus. If necessary, we may be required to provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

We will pay all expenses of any offerings under this prospectus. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in connection with certain acquisitions and, in some cases, we may issue shares under this prospectus in full or partial payment of such fees. Any person receiving a finder’s fee may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

We may also permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. See “Resales of Shares” for information relating to resales of our common stock pursuant to this prospectus.

Our common stock is listed on the NYSE under the symbol “RRC.” On June 18, 2009, the last reported sales price of our shares of common stock was $45.20.

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 3 of this prospectus and the section entitled “Risk Factors” in our most recently filed Annual Report on Form 10-K for a discussion of the material risks involved in investing in our securities. See “Where You Can Find More Information” on page 17 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 8, 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor is it a solicitation of an offer to buy, the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and properties may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge upon your request, a copy of any documents that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document by writing to Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: Corporate Secretary, or by calling our Corporate Secretary at (817) 870-2601. To ensure timely delivery, you must request the information no later than five (5) business days before you make your investment decision.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In general, all statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	production variance from expectations;

•	volatility of oil and natural gas prices;

•	hedging results;

•	the need to develop and replace reserves;

•	the substantial capital expenditures required to fund operations;

•	exploration risks;

•	environmental risks;

•	uncertainties about estimates of reserves;

•	competition;

•	litigation;

•	our sources of liquidity;

•	access to capital;

•	government regulation;

•	political risks;

•	our ability to implement our business strategy;

•	costs and results of drilling new projects;

•	mechanical and other inherent risks associated with oil and natural gas production;

•	weather;

•	availability of drilling equipment;

•	changes of interest rates; and

•	other risks detailed in our filings with the SEC.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

ii

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements express or implied, included in this prospectus and the documents we incorporate by reference and attributable to Range are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all information that may be important to you. This prospectus includes the terms of this offering, information about our business and financial data. We encourage you to read this prospectus and the documents incorporated herein in their entirety before making an investment decision. Unless the context requires otherwise, or as otherwise indicated, “Range,” “we,” “us,” “our” or similar terms in this prospectus to refer to Range Resources Corporation and its subsidiaries on a consolidated basis.

Range Resources Corporation

We are a Fort Worth, Texas-based independent oil and gas company, engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Southwestern, Appalachian and Gulf Coast regions of the United States. We were incorporated in 1980 under the name Lomak Petroleum, Inc. and, later that year, we completed an initial public offering and began trading on the NASDAQ. In 1996, our common stock was listed on the New York Stock Exchange. In 1998, we changed our name to Range Resources Corporation. In 1999, we implemented a strategy of internally generated drillbit growth coupled with complementary acquisitions. Our objective is to build stockholder value through consistent growth in reserves and production on a cost-efficient basis. During the past five years, we have increased our proved reserves 288% (from 684.5 Bcfe at year end 2003 to 2.654 Tcfe at year end 2008), and increased our production 143% (from 58,063 Mmcfe in 2003 to 141,145 Mmcfe in 2008).

At year-end 2008, our 2.7 Tcfe of proved reserves had the following characteristics:

•	83% natural gas;

•	62% proved developed;

•	77% operated; and

•	a reserve life of 17.9 years (based on fourth quarter 2008 production).

At year-end 2008, we owned 3,694,000 gross (2,952,000 net) acres of leasehold, including 407,800 acres where we also own a royalty interest. We have built a multi-year inventory of drilling projects that is estimated to contain over 12,000 identified drilling locations.

Our corporate offices are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. Our telephone number is (817) 870-2601.

About This Prospectus and This Offering

This prospectus is part of a Registration Statement on Form S-4 that we have filed with the SEC using a “shelf” registration process. Under this shelf process, we have registered $200,000,000 of shares of our common stock, par value $0.01 per share, which we plan to offer and issue in connection with the acquisition of businesses, assets (including mineral interests) or securities of other companies that we or one of our subsidiaries may make from time to time. We may effect these acquisitions by purchase, merger or any other form of business combination. We expect to determine the terms of these acquisitions through negotiations with the owners or controlling persons of the businesses, assets, or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of our common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the acquisition is consummated. In addition to delivering shares of our common stock offered hereby, we may use additional forms of consideration in connection with these acquisitions. Such additional consideration may consist of any consideration permitted by applicable law, including, without limitation, the payment of cash, the issuance of a note or other form of indebtedness, the assumption of liabilities or any combination of these items.

We will pay all expenses of each offering. We do not expect to pay underwriting discounts or commissions, although we may pay finder’s fees with respect to specific acquisitions.

Under certain circumstances, it may be necessary for us to provide you with further information regarding acquisitions consummated using our common stock offered by this prospectus by means of a post-effective amendment to the Registration Statement of which this prospectus is a part or by a prospectus supplement once we know the specific terms of a specific acquisition. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any such prospectus supplement and the documents incorporated herein by reference before purchasing the securities offered hereby.

The shares of common stock offered hereby will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of common stock issued to any person who is deemed to be an “affiliate” of Range.

With our consent, persons who have received or will receive shares under this prospectus in connection with acquisitions may use this prospectus to sell such shares at a later date. We refer to those persons in the prospectus as selling stockholders. Please see the information described in the section entitled “Resales of Shares” on page 15 of this prospectus for more information about resales of the shares by the selling stockholders.

Risk Factors

You should carefully consider all information in this prospectus and the documents incorporated by reference herein as set out in the section entitled “Where You Can Find More Information” beginning on page 20 of this prospectus. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus and in the documents we incorporate by reference for a discussion of risks relating to an investment in our common stock.

RISK FACTORS

You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below, before you invest in our common stock. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus.

Risks Related to Our Business

Volatility of oil and gas prices significantly affects our cash flow and capital resources and could hamper our ability to produce oil and gas economically

Historically, the oil and gas industry has experienced severe downturns characterized by oversupply and/or weak demand. A decline in prices adversely affects our profitability and financial condition. Higher oil and gas prices have contributed to our positive earnings over the last several years. The industry is typically cyclical, and prices for oil and gas have been highly volatile. Long-term supply and demand for oil and gas is uncertain and subject to a myriad of factors such as:

•	the domestic and foreign supply of oil and gas;

•	the price and availability of alternative fuels;

•	weather conditions;

•	the level of consumer demand;

•	the price of foreign imports;

•	worldwide economic conditions;

•	the availability, proximity and capacity of transportation facilities and processing facilities;

•	the effect of worldwide energy conservation efforts;

•	political conditions in oil and gas producing regions; and

•	domestic and foreign governmental regulations and taxes.

Oil and gas prices have been especially volatile over the past 18 months. In July 2008, the average New York Mercantile Exchange (“NYMEX”) price of oil was $133.49 a barrel and the average NYMEX price of gas was $12.96. In December 2008, the average NYMEX price of oil had fallen to $42.04 a barrel and gas was $6.56. In the first half of 2009, oil prices rebounded to $71.31 a barrel as of June 18, 2009, while gas prices remained depressed at $4.14. Decreases in oil and gas prices have adversely affected our revenues, net income, cash flow and proved reserves. Significant price decreases could have a material adverse effect on our operations and limit our ability to fund capital expenditures. Without the ability to fund capital expenditures, we would be unable to replace reserves and production. Sustained decreases in oil and gas prices will further adversely affect our revenues, net income, cash flows, proved reserves and our ability to fund capital expenditures.

Information concerning our reserves and future net reserve estimates is uncertain

There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and their values, including many factors beyond our control. Estimates of proved reserves are by their nature uncertain.

Actual production, revenues and costs to develop will likely vary from estimates and these variances could be material.

Reserve estimation is a subjective process that involves estimating volumes to be recovered from underground accumulations of oil and gas that cannot be directly measured. As a result, different petroleum engineers, each using industry-accepted geologic and engineering practices and scientific methods, may calculate different estimates of reserves and future net cash flows based on the same available data. Because of the subjective nature of oil and gas reserve estimates, each of the following items may differ materially from the amounts or other factors estimated:

•	the amount and timing of oil and gas production;

•	the revenues and costs associated with that production; and

•	the amount and timing of future development expenditures.

The discounted future net cash flows from our proved reserves included or incorporated by reference in this prospectus should not be considered as the market value of the reserves attributable to our properties. As required by generally accepted accounting principles, the estimated discounted future net revenues from our proved reserves are based generally on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10 percent discount factor that is required to be used to calculate discounted future net revenues for reporting purposes under generally accepted accounting principles is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

If oil and gas prices decrease or drilling efforts are unsuccessful, we may be required to record write downs of our oil and gas properties

We have been in the past and were in 2008, required to write down the carrying value of certain of our oil and gas properties, and there is a risk that we will be required to take additional write downs in the future. Writedowns may occur when oil and gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in our drilling results or mechanical problems with wells where the cost to redrill or repair does not justify the expense.

Accounting rules require that the carrying value of oil and gas properties be periodically reviewed for possible impairment. Impairment is recognized when the book value of a proven property is greater than the expected undiscounted future net cash flows from that property and on acreage when conditions indicate the carrying value is not recoverable. We may be required to write down the carrying value of a property based on oil and gas prices at the time of the impairment review, or as a result of continuing evaluation of drilling results, production data, economics and other factors. While an impairment charge reflects our long-term ability to recover an investment, it does not impact cash or cash flow from operating activities, but it does reduce our reported earnings and increases our leverage ratios.

Significant capital expenditures are required to replace our reserves

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flow from operations, our bank credit facility and debt and equity issuances. From time to time, we have also engaged in asset monetization transactions. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and our success in developing and producing new reserves. If our access to capital were limited due to numerous factors, which could include a decrease in revenues due to lower gas and oil prices or decreased production or deterioration of the credit and capital markets, we would have a reduced ability to replace our reserves. We may not be able to incur additional bank debt, issue debt or equity, engage in asset monetization or access other methods of financing on an economic basis to meet our reserve replacement requirements.

The amount available for borrowing under our bank credit facility is subject to a borrowing base, which is determined by our lenders taking into account our estimated proved reserves and is subject to periodic redeterminations based on pricing models determined by the lenders at such time. The decline in oil and gas prices in 2008 adversely impacted the value of our estimated proved reserves and, in turn, the market values used by our lenders to determine our borrowing base. If commodity prices (particularly gas prices) decline in 2009, it will have similar adverse effects on our reserves and borrowing base.

Our future success depends on our ability to replace reserves that we produce

Because the rate of production from oil and gas properties generally declines as reserves are depleted, our future success depends upon our ability to economically find or acquire and produce additional oil and gas reserves. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future oil and gas production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot assure you that we will be able to find or acquire and develop additional reserves at an acceptable cost.

Our indebtedness could limit our ability to successfully operate our business

We are leveraged and our exploration and development program will require substantial capital resources depending on the level of drilling and the expected cost of services. Our existing operations will also require ongoing capital expenditures. In addition, if we decide to pursue additional acquisitions, our capital expenditures will increase, both to complete such acquisitions and to explore and develop any newly acquired properties.

The degree to which we are leveraged could have other important consequences, including the following:

•	we may be required to dedicate a substantial portion of our cash flows from operations to the payment of our indebtedness, reducing the funds available for our operations;

•	a portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

•	we may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

•	our degree of leverage may make us more vulnerable to a downturn in our business or the general economy;

•	we are subject to numerous financial and other restrictive covenants contained in our existing credit agreements the breach of which could materially and adversely impact our financial performance;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	we may have difficulties borrowing money in the future.

Despite our current levels of indebtedness, we still may be able to incur substantially more debt. This could further increase the risks described above. In addition to those risks above, we may not be able to obtain funding on acceptable terms because of the deterioration of the credit and capital markets. This may hinder or prevent us from meeting our future capital needs. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly.

Our business is subject to operating hazards that could result in substantial losses or liabilities that may not be fully covered under our insurance policies

Oil and gas operations are subject to many risks, including well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic natural gas and other environmental hazards and risks. If any of these hazards occur, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; or

•	suspension of operations.

As we drill to deeper horizons and in more geologically complex areas, we could experience a greater increase in operating and financial risks due to inherent higher reservoir pressures and unknown downhole risk exposures. As we continue to drill deeper, the number of rigs capable of drilling to such depths will be fewer and we may experience greater competition from other operators.

We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. We have experienced substantial increases in premiums, especially in areas affected by hurricanes and tropical storms. Insurers have imposed revised limits affecting how much the insurers will pay on actual storm claims plus the cost to re-drill wells where substantial damage has been incurred. Insurers are also requiring us to retain larger deductibles and reducing the scope of what insurable losses will include. Even with the increase in future insurance premiums, coverage will be reduced, requiring us to bear a greater potential risk if our oil and gas properties are damaged. We do not maintain any business interruption insurance. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs that is not fully covered by insurance, it could have a material adverse affect on our financial condition and results of operations.

We are subject to financing and interest rate exposure risks

Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in our credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. For example, at May 31, 2009, approximately 71% of our debt was at fixed interest rates with the remaining 29% subject to variable interest rates.

Recent and continuing disruptions and volatility in the global finance markets may lead to a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital; a significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. We are exposed to some credit risk related to our senior credit facility to the extent that one or more of our lenders may be unable to provide necessary funding to us under our existing revolving line of credit if it experiences liquidity problems.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations

Our results of operations are materially affected by conditions in the domestic capital markets and the economy generally. The stress experienced by domestic capital markets that began in the second half of 2007 continued and substantially increased during third quarter 2008. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations of the economy and the markets going forward. These factors, combined with volatile oil and gas prices, declining business and consumer confidence and increased unemployment, have precipitated a worldwide recession. In addition, the fixed-income markets are experiencing a period of extreme volatility which has negatively impacted market liquidity conditions.

The capital markets have experienced decreased liquidity, increased price volatility, credit downgrade events, and increased probabilities of default. These events and the continuing market upheavals may have an adverse effect on us because our liquidity and ability to fund our capital expenditures is dependent in part upon our bank borrowings and access to the public capital markets. Our revenues are likely to decline in such circumstances. In addition, in the event of extreme prolonged market events, such as a worsening of the global credit crisis, we could incur significant losses.

Hedging transactions may limit our potential gains and involve other risks

To manage our exposure to price risk, we, from time to time, enter into hedging arrangements, utilizing commodity derivatives with respect to a significant portion of our future production. The goal of these hedges is to lock in prices so as to limit volatility and increase the predictability of cash flow. These transactions limit our potential gains if oil and gas prices rise above the price established by the hedge. Similarly, if we do not hedge some portion of our production and oil and gas prices decline, we will bear the full loss resulting from those declines.

In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	an event materially impacts oil or gas prices or the relationship between the hedged price index and the oil and gas sales price.

We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and gas. On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by declines in oil and gas prices than our competitors who engage in hedging transactions.

Many of our current and potential competitors have greater resources than we have and we may not be able to successfully compete in acquiring, exploring and developing new properties

We face competition in every aspect of our business, including, but not limited to, acquiring reserves and leases, obtaining goods, services and employees needed to operate and manage our business and marketing oil and gas. Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial and other resources than we do. As a result, these competitors may be able to address these competitive factors more effectively than we can or weather industry downturns more easily than we can.

The demand for field services and their ability to meet that demand may limit our ability to drill and produce our oil and natural gas properties

In a rising price environment, such as those experienced in 2007 and early 2008, well service providers and related equipment and personnel are in short supply. This causes escalating prices, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures increase the actual cost of services, extend the time to secure such services and add costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel. In some cases, we are operating in new areas where services and infrastructure do not exist or in urban areas which are more restrictive.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase

Section 1(b) of the Natural Gas Act of 1938 (“NGA”) exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission (“FERC”) as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of on-going litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts or Congress.

While our natural gas gathering operations are generally exempt from FERC regulation under the NGA, our gas gathering operations may be subject to certain FERC reporting and posting requirements in a given year. FERC has recently issued a final rule (as amended by orders on rehearing, “Order 704”) requiring certain participants in the natural gas market, including certain gathering facilities and natural gas marketers that engage in a minimum level of natural gas sales or purchases, to submit annual reports regarding those transactions to FERC. In addition, FERC has issued a final rule (“Order 720”) requiring major non-interstate pipelines, defined as certain non-interstate pipelines delivering more than an average of 50 million MMBtu of gas over the previous three calendar years, to post daily certain information regarding the pipeline’s capacity and scheduled flows for each receipt and delivery point that has design capacity equal to or greater than 15,000 MMBtu per day.

Other FERC regulations may indirectly impact our businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, gas quality, ratemaking, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipelines rates and rules and policies that may affect rights of access to transportation capacity. For more information regarding the regulation of our operations, please see “Government Regulation” in Item 1 of our Annual Report on Form 10-K, incorporated herein by reference.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines

Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While our operations have not been regulated as a natural gas company by FERC under the NGA, FERC has adopted regulations that may subject certain of four otherwise non-FERC jurisdiction facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements. We also must comply the anti-market manipulation rules enforced by FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject Range to civil penalty liability. For more information regarding regulation of our operations, please see “Government Regulation” in Item 1 of our Annual Report on Form 10-K, incorporated herein by reference.

The oil and gas industry is subject to extensive regulation

The oil and gas industry is subject to various types of regulations in the United States by local, state and federal agencies. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Numerous departments and agencies, both state and federal, are authorized by statute to issue rules and regulations binding on participants in the oil and gas industry. Compliance with such rules and regulations often increases our cost of doing business, delays our operations and, in turn, decreases our profitability.

Our operations are subject to numerous and increasingly strict federal, state and local laws, regulations and enforcement policies relating to the environment. We may incur significant costs and liabilities in complying with existing or future environmental laws, regulations and enforcement policies and may incur costs arising out of property damage or injuries to employees and other persons. These costs may result from our current and former operations and even may be caused by previous owners of property we own or lease. Any past, present or future failure by us to completely comply with environmental laws, regulations and enforcement policies could cause us to incur substantial fines, sanctions or liabilities from cleanup costs or other damages. Incurrence of those costs or damages could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses.

Federal legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

The Unite States Congress is currently considering legislation to amend the Safe Drinking Water Act to eliminate an existing exemption for hydraulic fracturing activities. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. We find that the use of hydraulic fracturing is necessary to produce commercial quantities of natural gas and oil from many reservoirs, especially shale formations such as the Marcellus Shale. If adopted, this legislation could establish an additional level of regulation and permitting at the federal level. This additional regulation and permitting could lead to significant operational delays or increased operating costs and could result in additional regulatory burdens that could increase our costs of compliance and doing business and make it more difficult to perform hydraulic fracturing.

Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business

We could be subject to significant liabilities related to our acquisitions. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems in all of the properties, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed.

For example, several years ago, we consummated a large acquisition that proved extremely disappointing. Production from the acquired properties fell more rapidly than anticipated and further development results were below the results we had originally projected. The poor production performance of these properties resulted in material downward reserve revisions. There is no assurance that our recent and/or future acquisition activity will not result in similarly disappointing results.

In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our acquisition strategy is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are unable to obtain financing on terms acceptable to us or regulatory approvals.

Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Future acquisitions could result in our incurring additional debt, contingent liabilities, expenses and diversion of resources, all of which could have a material adverse effect on our financial condition and operating results.

Our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel

Our success is highly dependent on our management personnel and none of them is currently subject to an employment contract. The loss of one or more of these individuals could have a material adverse effect on our business. Furthermore, competition for experienced technical and other professional personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected. Also, the loss of experienced personnel could lead to a loss of technical expertise.

Drilling is a high-risk activity

The cost of drilling, completing, and operating a well is often uncertain, and many factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce enough oil and gas to be commercially viable after drilling, operating and other costs. Furthermore, our drilling and producing operations may be curtailed, delayed, or canceled as a result of other factors, including:

•	high costs, shortages or delivery delays of drilling rigs, equipment, labor, or other services;

•	unexpected operational events and drilling conditions;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	equipment failures or accidents;

•	title problems;

•	pipe or cement failures;

•	casing collapses;

•	compliance with environmental and other governmental requirements;

•	environmental hazards, such as natural gas leaks, oil spills, pipelines ruptures, and discharges of toxic gases;

•	lost or damaged oilfield drilling and service tools;

•	unusual or unexpected geological formations;

•	loss of drilling fluid circulation;

•	pressure or irregularities in formations;

•	fires;

•	natural disasters;

•	blowouts, surface craterings and explosions; and

•	uncontrollable flows of oil, natural gas or well fluids.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

New technologies may cause our current exploration and drilling methods to become obsolete

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Our business depends on oil and gas transportation facilities, most of which are owned by others

The marketability of our oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. The lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. We generally do not purchase firm transportation on third party facilities and therefore, our production transportation can be interrupted by those having firm arrangements. Although, recently we have entered into some firm arrangements in certain production areas. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and gas. If any of these third party pipelines and other facilities become partially or fully unavailable to transport our product, or if the natural gas quality specifications for a natural gas pipeline or facility changes so as to restrict our ability to transport natural gas on those pipelines or facilities, our revenues could be adversely affected.

The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products. We have no control over when or if such facilities are restored or what prices will be charged. A total shut-in of production could materially affect us due to a lack of cash flow, and if a substantial portion of the production is hedged at lower than market prices, those financial hedges would have to be paid from borrowings absent sufficient cash flow.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

We operate in a litigious environment

Any constituent could bring suit regarding our existing or planned operations or allege a violation of an existing contract. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could we incur significant legal and support expenses in defending our rights, but halting existing production or delaying planned operations could impact our future operations and financial condition. Such legal disputes could also distract management and other personnel from their primary responsibilities.

Our financial statements are complex

Due to United States generally accepted accounting rules and the nature of our business, our financial statements continue to be complex, particularly with reference to hedging, asset retirement obligations, equity awards, deferred taxes and the accounting for our deferred compensation plans. We expect such complexity to continue and possibly increase.

Risks Related to Our Common Stock

Common stockholders will be diluted if additional shares are issued

In 2004 and 2005, we sold 33.8 million shares of common stock to finance acquisitions. In 2006, we issued 6.5 million shares as part of the Stroud acquisition. In 2007, we sold 8.1 million shares of common stock to finance acquisitions. In 2008, we sold 4.4 million shares of common stock with the proceeds used to pay down a portion of the outstanding balance of our bank credit facility. Our ability to repurchase securities for cash is limited by our bank credit facility and our senior subordinated note agreements. We also issue restricted stock and stock appreciation rights to our employees and directors as part of their compensation. In addition, we may issue additional shares of common stock, additional subordinated notes or other securities or debt convertible into common stock, to extend maturities or fund capital expenditures, including acquisitions. If we issue additional shares of our common stock in the future, it may have a dilutive effect on our current outstanding stockholders.

Dividend limitations

Limits on the payment of dividends and other restricted payments, as defined, are imposed under our bank credit facility and under our senior subordinated note agreements. These limitations may, in certain circumstances, limit or prevent the payment of dividends independent of our dividend policy.

Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid

The price of our common stock fluctuates significantly, which may result in losses for investors. The market price of our common stock has been volatile. From January 1, 2006 to June 18, 2009, the price of our common stock reported by the New York Stock Exchange ranged from a low of $21.74 per share to a high of $76.81 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	changes in oil and gas prices;

•	variations in quarterly drilling, recompletions, acquisitions and operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of comparable companies;

•	additions or departures of key personnel; or

•	future sales of our stock.

We may fail to meet expectations of our stockholders or of securities analysts at some time in the future and our stock price could decline as a result.

The price of our common stock may be adversely affected by the issuance and sale of our common stock or by the perception that such issuances and sales may occur

We cannot predict the size of future issuances or sales of our common stock, including those made in respect of our acquisition of assets, businesses or securities of other companies, or the effect, if any, that such issuances or sales may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or the announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

USE OF PROCEEDS

This prospectus relates to common stock that we may offer from time to time in connection with the acquisition by us and our subsidiaries of various businesses, assets (including mineral interests) or securities. We do not expect to receive any proceeds from these offerings other than the assets, businesses or securities acquired. When a selling stockholder uses this prospectus in a public reoffering or resale of shares of common stock acquired pursuant to this prospectus, we will not receive any proceeds from any such sale by a selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RRC.” The following table shows the quarterly high and low sale prices, cash dividends declared and volumes as reported on the NYSE composite tape for the past two years and for the two quarters of 2009.

			Cash Dividends
	High	Low	Declared

2007
First Quarter	$33.80	$25.59	$0.03
Second Quarter	40.50	33.40	0.03
Third Quarter	41.87	33.28	0.03
Fourth Quarter	51.88	37.17	0.04
2008
First Quarter	$65.53	$43.02	$0.04
Second Quarter	76.81	61.13	0.04
Third Quarter	72.98	37.34	0.04
Fourth Quarter	44.15	23.77	0.04
2009
First Quarter	$45.86	$30.90	$0.04
Second Quarter (through June 18, 2009)	$48.78	$38.75	$0.04

On June 18, 2009, the closing sale of our common stock, as reported by the NYSE, was $45.20 per share. On that date there were approximately 1,632 holders of record.

The payment of dividends is subject to declaration by the Board of Directors and depends on earnings, capital expenditures and various other factors. The bank credit facility and our senior subordinated notes allow for the payment of common and preferred dividends, with certain limitations. The determination of the amount of future dividends, if any, to be declared and paid is at the sole discretion of our board and will depend upon our level of earnings and capital expenditures and other matters that the board of directors deems relevant.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

At June 18, 2009, our authorized and outstanding capital stock consisted of:

•	10,000,000 shares of preferred stock, par value $1.00 per share, of which, no shares are issued and outstanding; and

•	475,000,000 shares of common stock, par value $0.01 per share, of which 157,254,033 shares were outstanding.

Common Stock

•	Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. Certain of our debt instruments limit the payment of cash dividends.

•	Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to cumulative voting rights.

•	Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer under this prospectus and issue will also be fully paid and non-assessable.

•	Other Rights. Common stockholders are not entitled to preemptive rights. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any.

•	Listing. Our outstanding shares of common stock are listed on the NYSE under the symbol “RRC.” Any additional common stock we issue will also be listed on the NYSE.

Business Combination Under of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

(a) before that person became an interested stockholder, the corporation’s board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

(b) upon completion of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether share held subject to the plan will be tendered in a tender or exchange offer); or

(c) following the transaction in which that person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. “Business combination” included mergers, assets sales and other transactions resulting in a financial benefit to the stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases within three years prior, did own) 15% or more of the corporation’s voting stock.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President or the Board, and shall be called by the Chairman of the Board, the President, a Vice President or the Secretary on the written request stockholders owning at least a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Transfer Agent and Registrar

Computershare Investor Services, L.L.C. is the transfer agent and registrar for our common stock.

Quotation of Common Stock

Our common stock is traded on the NYSE under the symbol “RRC.”

RESALES OF SHARES

In general, the persons to whom we issue common stock under this prospectus will be able to resell our common stock in the public market, subject to certain conditions, without further registration and without being required to deliver a prospectus. However, certain persons may be deemed “statutory underwriters” in connection with the sale of our common shares received hereunder and must deliver a prospectus meeting the requirements of the Securities Act in connection with any such resale. With our consent, sales of our common shares by persons deemed “underwriters” may be made pursuant to this prospectus and the registration statement of which it is a part. For any such sales, we will provide information concerning the selling stockholders either in a post-effective amendment to the registration statement of which this prospectus is a part or in a prospectus supplement. As used in this prospectus, “selling stockholders” may include donees and pledgees selling securities received from a named selling stockholder. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

We will receive none of the proceeds from any sales by selling stockholders. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will pay printing, certain legal, filing and other similar expenses of any offerings by selling stockholder under this prospectus. Except as described below, selling stockholders will bear all other expenses of any offerings by selling stockholder under this prospectus, including any brokerage fees, underwriting discounts or commissions and their own legal expenses.

Selling stockholders may sell the shares of common stock offered by this prospectus:

•	through the NYSE or any other securities exchange or quotation service that lists or quotes our common stock for trading;

•	in the over-the-counter market;

•	in special offerings;

•	in privately negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in transactions in which a broker or dealer will attempt to sell shares as an agent but may position and resell a portion of the shares as principal;

•	in transactions in which a broker or dealer purchases as principal for resale for its own account;

•	through underwriters or agents; or

•	in any combination of these methods.

Selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions above may include block transactions.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholders’ agent in the resale of the shares by the selling stockholders, or the securities firm may purchase securities from the selling stockholders as principal and thereafter resell the securities from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed. We and the selling stockholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act, and to reimburse them for any expenses in connection with an offering or sale of securities. We may also agree to indemnify the selling stockholders against any such liabilities or reimburse them for expenses. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

Selling stockholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling stockholders should seek the advice of their own counsel about the legal requirements for such sales.

This prospectus will be amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose the name of the selling stockholder, the participating securities firm, if any, the number of shares of common stock involved and other information concerning the resale, including the terms of any distribution, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions, concessions or other items constituting compensation. We may agree to keep the registration statement relating to the offering and sale by the selling stockholders of our securities continuously effective until a fixed date or the date on which the shares may be resold without registration under the Securities Act.

PLAN OF DISTRIBUTION

This prospectus covers shares of common stock that we may issue from time to time in connection with acquisitions of businesses, assets (including mineral interests) or securities of other companies by us or our subsidiaries. In addition to the shares of common stock offered by this prospectus, we may offer other consideration, including, but not limited to, stock options, cash, notes or other evidences of debt, assumption of liabilities or a combination of these types of consideration. In addition, we may lease property from, and enter into management agreements and consulting and noncompetition agreements with, the former owners and key executive personnel of the businesses to be acquired.

We expect the terms of acquisitions involving the issuance of the shares of common stock covered by this prospectus to be determined by direct negotiations between our representatives and the owners or controlling persons of the businesses, assets or securities to be acquired. Factors taken into account in acquisitions may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, earning power, cash flow and growth potential, and the market value of its common stock when pertinent. We expect that the shares of our common stock issued in any such acquisition will be offered at prices based upon or reasonably related to the current market value of our common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, when we issue the shares or during some other negotiated period. We will pay all expenses of any offerings under this prospectus. We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any profit on the resale of securities purchased by them may be considered underwriting commissions or discounts under the Securities Act.

In an effort to maintain an orderly market in our securities or for other reasons, we may negotiate agreements with persons receiving common stock covered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and the persons party to these agreements may not otherwise be subject to the Securities Act requirements. We anticipate that, in general, negotiated agreements will be of limited duration and will permit the recipients of securities issued in connection with acquisitions to sell up to a specified number of shares per week or business day or days. We may also determine to waive any such agreements without public notice.

VALIDITY OF THE SECURITIES

The validity of the securities and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Range Resources Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Range Resources Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

RESERVE ENGINEERS

Certain information presented and incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves occurred by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, Wright & Company, Inc. and H.J. Gruy and Associates, Inc. The reserve information is presented and incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information contained in the registration statement. For further information about us and the securities to be sold in this offering, you can read the registration statement and the exhibits and financial statements, notes and schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by that reference.

We are currently subject to the information reporting requirements of the Exchange Act and, in accordance with those requirements, we file periodic reports, proxy and information statements with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our SEC filings are also available at our website at www.rangeresources.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained in our website or any other website is not incorporated by reference into this prospectus, and you should not consider information contained in our website or any other website as part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

•	Current Reports on Form 8-K filed with the SEC on each of February 17, 2009, May 14, 2009 and June 4, 2009; provided, however, the company does not incorporate by reference any information furnished under Item 2.02 or Item 7.01 or any exhibits furnished in connection therewith and included in any of these Current Reports on Form 8-K; and

•	The description of the our Common Stock contained in the Registration Statement on Form 10, dated June 18, 1980, including any subsequent amendment(s) or Report(s) filed for the purpose of updating such description;

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to:

David P. Poole
General Counsel
Range Resources Corporation
100 Throckmorton Street
Fort Worth, Texas 76102
Telephone: (817) 870-2601